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                                                                      Exhibit 99

                            SCHOOL SPECIALTY, INC.
                              W6316 Design Drive
                             Greenville, WI 54942


Dan Spalding    Mary Kabacinski
Chairman & CEO  Executive V.P. & CFO
(920) 882-5601  (920) 882-5852

FOR IMMEDIATE RELEASE
TUESDAY, JULY 31, 2001



        SCHOOL SPECIALTY SELLS ADDITIONAL $19.5 MILLION IN CONVERTIBLE
             SUBORDINATED NOTES OFFERING TO COVER OVER-ALLOTMENTS

Greenville, Wisconsin - July 31, 2001 - School Specialty, Inc. (NASDAQ:SCHS), the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States, announced today that the underwriters of the company's $130 million of seven-year convertible subordinated notes exercised their 30-day option to purchase an additional $19.5 million principal amount of the notes to cover over-allotments. The company intends to use the additional proceeds to repay a portion of the debt outstanding under its bank credit facility.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

About School Specialty, Inc.
----------------------------

School Specialty, Inc., "The Nation's Education Resource," is the largest direct marketer of supplemental educational supplies to schools and teachers for pre-kindergarten through twelfth grade in the United States. School Specialty offers over 80,000 different products to more than 118,000 schools throughout the United States. The company mails over 38 million catalogs annually to customers, and serves its customers through approximately 2,200 employees. School Specialty has a diversified approach to the market. The School Specialty brand focuses on serving administrators and procurement specialists through a national sales force. The company's eight specialty brands--ClassroomDirect.com, Childcraft, Sax Arts and Crafts, Hammond & Stephens, Frey Scientific, Brodhead Garrett, Teacher's Video and Sportime--serve teachers and curriculum specialists. For more information, visit www.schoolspecialty.com.


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